United States
Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  February 13, 2006

Summa Industries

(Exact name of registrant as specified in its charter)

Delaware	1-7755	95-1240978
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. employer identification number)

21250 Hawthorne Boulevard, Suite 500, Torrance, California 90503

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code:  (310) 792-7024

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01; 8.01.                                   Completion of Acquisition or Disposition of Assets; Other Events.

As previously reported, on September 29, 2005, Plastron Industries, Inc., a Delaware corporation (“Plastron”) and subsidiary of Summa Industries (the “Company”), completed the sale of substantially all of the current assets of the Company’s Electrical Components segment (the “Segment”) to Plastron Manufacturing Co., LLC, a Texas limited liability company (“PM”) for their respective book values, and leased to PM the machinery and equipment, real property and intangibles of the Segment.  Consideration for the current assets in that transaction consisted of cash in the amount of $300,000.00, and a short term, secured promissory note in the principal amount of $2,348,148.00 (the “Note”).  It was intended that PM operate the business represented by the Segment, and the Company would receive certain on-going interest, principal, lease and royalty payments.

On February 13, 2006, Plastron (a) sold substantially all of the remaining tangible and intangible assets of the Segment, other than real estate, and (b) assigned substantially all of its rights and obligations under the remaining contractual rights relating to the Segment, including the Note and those other agreements created by the earlier divestiture to PM, to Pharr Molding, LLC, a Texas limited liability company and wholly-owned subsidiary of Cosmo Plastics Company, a Delaware corporation (“Cosmo”), for an aggregate amount equal to five million six hundred ninety-eight thousand one hundred and forty-eight dollars ($5,698,148.00).  The Company believes that no material gain or loss will be reported on this transaction.  As a result of this divestiture, certain deferred tax deductions relating to the write-off of goodwill for tax purposes were accelerated and became available to offset Company income tax obligations of approximately $2,000,000.  The net proceeds received from this transaction were used to reduce the Company’s outstanding indebtedness.

A copy of the news release announcing this transaction is attached hereto as Exhibit 99.1.

Item 9.01                                             Exhibits.

(c)                                  Exhibits.

Exhibit	Description

99.1	News Release of the Company regarding the divestiture of certain remaining assets of the former Electrical Components segment and declaration of quarterly cash dividend

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUMMA INDUSTRIES,
a Delaware corporation

Date: February 15, 2006	By:	/s/ James R. Swartwout
James R. Swartwout
President